UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2010 (July 26, 2010)

MARTIN MIDSTREAM PARTNERS L.P.
(Exact name of registrant as specified in its charter)

DELAWARE	000-50056	05-0527861
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4200 Stone Road Kilgore, TX	75662
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (903) 983-6200

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of a New Director.

On July 26, 2010, Charles Henry (Hank) Still was appointed as a director of Martin Midstream GP LLC, the general partner of Martin Midstream Partners L.P (“MMLP”). Mr. Still is an independent director as defined under The NASDAQ Stock Market, LLC (“Nasdaq”) listing standards and applicable SEC rules, and otherwise meets the additional Nasdaq listing standards requirements for audit committee membership. Accordingly, on July 27, 2010, Mr. Still was appointed to serve on the audit committee of Martin Midstream GP LLC.

Mr. Still, age 67, is a partner and head of the Houston corporate practice group in the law firm Kelly Hart & Hallman LLP, having more than 40 years of experience in multiple aspects of corporate law. Prior to joining Kelly Hart & Hallman LLP in 2008, Mr. Still was an associate and partner in the law firm Fulbright & Jaworski L.L.P. from 1968 until his retirement in 2008. Mr. Still is currently on the board of directors of OYO Geospace Corporation. Mr. Still holds a J.D. from the University of Texas School of Law and a B.B.A. in accounting from Texas Tech University. He is an Adjunct Professor of Law at the University of Texas School of Law.

On July 27, 2010, MMLP communicated to Nasdaq the appointment of Mr. Still to the board of directors and audit committee of Martin Midstream GP LLC and Mr. Still’s qualifications under Nasdaq listing standards. MMLP further communicated that the appointment of Mr. Still to the audit committee as its third member reinstated MMLP’s compliance with Nasdaq Listing Rule 5605(c)(2)(A). In response, Nasdaq issued a letter to the Company on July 28, 2010, confirming that MMLP had regained compliance with Nasdaq Listing Rule 5605.

On July 29, 2010, Martin Midstream Partners L.P. issued a press release announcing the appointment of Mr. Still as a director of Martin Midstream GP LLC.  The press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated July 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTIN MIDSTREAM PARTNERS L.P.

By: Martin Midstream GP LLC,
Its General Partner

Date: July 29, 2010

By: /s/ Robert D. Bondurant
Robert D. Bondurant,
Executive Vice President and
Chief Financial Officer

Exhibit No.	Description
99.1	Press Release dated July 29, 2010.